PVH CORP.
285 MADISON AVENUE
NEW YORK, NY 10017

FOR IMMEDIATE RELEASE:
March 29, 2022

PVH CORP. REPORTS 2021 FOURTH QUARTER AND FULL YEAR RESULTS AND PROVIDES 2022 OUTLOOK

•Fourth quarter revenue increased 16% to $2.430 billion (increased 20% on a constant currency basis) compared to the prior year period and exceeded guidance
◦Revenue in international businesses for the quarter significantly exceeded fourth quarter 2019 pre-pandemic levels
•Full year 2021 revenue increased 28% to $9.155 billion (increased 26% on a constant currency basis) compared to 2020
◦Revenue through digital channels grew approximately 30% compared to 2020, with approximately 25% digital penetration as a percentage of total revenue
•Delivered record full year gross margin and EPS
•Gross margin increased over 400 basis points (fourth quarter) and over 300 basis points (full year) compared to 2019 pre-pandemic periods, and drove operating margin expansion
•2021 EPS exceeded guidance and was:
◦GAAP basis: $5.53 (fourth quarter) and $13.25 (full year)
◦Non-GAAP basis: $2.84 (fourth quarter) and $10.15 (full year)
•Made over $200 million of voluntary term loan payments in the fourth quarter, bringing voluntary payments to over $1.0 billion for full year 2021
•2022 full year outlook:
◦Revenue: Projected to increase 2% to 3% (6% to 7% on a constant currency basis) as compared to 2021
◦Operating margin: Approximately 10%
◦EPS: Approximately $9.00, which includes the expected negative impacts of the war in Ukraine and foreign currency translation
◦Effective tax rate: 29% to 30%
New York, New York - PVH Corp. [NYSE: PVH] reported its 2021 fourth quarter and full year results and announced its 2022 outlook.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are defined or described in greater detail near the end of this release under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis also are deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented after the Non-GAAP Exclusions section and identify and quantify all excluded items.

CEO Comments:
Stefan Larsson, Chief Executive Officer, commented “We delivered strong fourth quarter revenue and earnings above guidance. For 2021, we executed on our accelerated recovery priorities, achieving operating margins that were above 2019 pre-pandemic levels and ahead of our plan, driven by strong gross margin expansion, further positioning PVH to win with the consumer in the ‘new normal’ and deliver sustainable profitable long-term growth.”

Mr. Larsson added, “As we look ahead, we are confident in the strength and momentum in our business and our ability to drive strong underlying top and bottom line growth by leaning in to what is within our control, despite the significantly increased macroeconomic and geopolitical volatility over the last few months, including the war in Ukraine, the impact of the global pandemic, and the inflationary pressures we see across our regions. We will successfully navigate these headwinds in 2022, and we will do it through driving brand and product relevance with our two iconic global brands, Calvin Klein and TOMMY HILFIGER, super-charging digital, further improving our consumer engagement, and driving efficiencies while investing in our strategic growth areas.”

Fourth Quarter Review:

•Revenue: Overall revenue for the fourth quarter increased 16% (increased 20% on a constant currency basis) compared to the prior year period, despite continued supply chain and logistics disruptions and the ongoing impacts of the COVID-19 pandemic, particularly the Omicron variant, and reflected strong performance in the

Company’s international businesses, primarily driven by Europe. Revenue through digital channels grew approximately 10% compared to the prior year period. Revenue in the fourth quarter reflected a 5% reduction resulting from the Heritage Brands transaction (as defined under the heading “Non-GAAP Exclusions”) and the exit from the Heritage Brands Retail business. The prior year period was negatively impacted by extensive temporary store closures, with approximately 70% of the Company’s retail stores in Europe and approximately 75% of the Company’s stores in Canada closed as a result of the pandemic.

◦Direct-to-Consumer: Total direct-to-consumer revenue for the fourth quarter increased 13% compared to the prior year period, inclusive of a 4% reduction from the exit of the Heritage Brands Retail business. Directly operated digital commerce was flat to the exceptionally strong performance of 68% growth in the prior year period. The impacts of the pandemic continued to pressure the performance of the Company’s retail stores, although to a much lesser extent than in the prior year period, with a significant percentage of stores operating on reduced hours as a result of increased levels of absenteeism and certain stores in Europe and China temporarily closed for varying periods of time during the fourth quarter.

◦Wholesale: Total wholesale revenue for the fourth quarter increased 20% compared to the prior year period, and included the favorable impact of the shift in the timing of U.S. wholesale shipments from the third quarter into the fourth quarter as a result of logistics disruptions in October, partially offset by the impact of the Heritage Brands transaction. The Company’s sales to the digital businesses of its traditional and pure play wholesale customers continued to exhibit double digit growth.

•Gross Margin: Overall gross margin in the fourth quarter was 58.3% as compared to 53.9% in the prior year period, driven largely by more full price selling and a favorable shift in regional sales mix. These improvements more than offset higher freight costs, including an increase in air freight to mitigate ongoing supply chain and logistics delays.

•Inventory: Overall inventory levels decreased 5% compared to the prior year period due, in part, to the Heritage Brands transaction and the exit from the Heritage Brands Retail business. In-transit inventory levels in the fourth quarter increased over 30% compared to the prior year period, primarily due to ongoing supply chain and logistics disruptions.

Fourth Quarter Consolidated Results:
Fourth quarter revenue increased 16% to $2.430 billion (increased 20% on a constant currency basis) compared to the prior year period. The revenue increase compared to the prior year period reflects:

•An 18% increase (23% increase on a constant currency basis) in the Tommy Hilfiger business compared to the prior year period, including a 20% increase (26% increase on a constant currency basis) in Tommy Hilfiger International revenue and a 14% increase in Tommy Hilfiger North America revenue.
•A 27% increase (30% increase on a constant currency basis) in the Calvin Klein business compared to the prior year period, including a 24% increase (30% increase on a constant currency basis) in Calvin Klein International revenue and a 32% increase in Calvin Klein North America revenue.
•A 33% decrease in the Heritage Brands business compared to the prior year period, which included a 51% decrease resulting from the Heritage Brands transaction and the exit from the Heritage Brands Retail business.

Earnings per share on a GAAP basis was $5.53 for the fourth quarter of 2021 compared to a loss per share of $(0.81) in the prior year period. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. Earnings per share and loss per share on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings per share on a non-GAAP basis was $2.84 for the fourth quarter of 2021 compared to a loss per share of $(0.38) in the prior year period.

Earnings before interest and taxes on a GAAP basis for the quarter increased to $223 million compared to $26 million in the prior year period. Included in earnings before interest and taxes for the fourth quarter of 2021 was a $49 million actuarial gain recognized on retirement plans. Included in earnings before interest and taxes for the prior year period were $2 million of net costs consisting of (i) $59 million of noncash store asset impairments, (ii) $8 million of costs in connection with exiting the Heritage Brands Retail business, and (iii) a $65 million actuarial gain recognized on retirement plans. Earnings before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter increased to $175 million compared to $28 million in the prior year period. The increase was primarily driven by the revenue increase and gross margin improvements discussed above.

Net interest expense on a GAAP basis decreased to $24 million from $34 million in the prior year period. Included in net interest expense for the prior year period was a $3 million expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition (as defined under the heading “Non-GAAP Exclusions”). Net interest expense on a non-GAAP basis for the prior year period excludes this amount. Net interest expense of $24 million on a GAAP basis (there were no non-GAAP exclusions in the fourth quarter of 2021) is a decrease from $32 million on a non-GAAP basis in the prior year period, primarily due to the impact of (i) over $1.0 billion of voluntary debt payments made during 2021 and (ii) lower interest rates in the fourth quarter of 2021.

The effective tax rate on a GAAP basis for the fourth quarter of 2021 was (96.0)% as compared to (608.5)% in the prior year period. The effective tax rate in 2021 reflects an income tax benefit on the pre-tax income in the fourth quarter. The effective tax rate in 2020 reflects an income tax expense on the pre-tax loss in the fourth quarter. The effective tax rate in 2021 included one-time discrete tax benefits of $152 million, principally resulting from a tax accounting method change made in conjunction with the Company’s 2020 U.S. federal income tax return. The effective tax rate in 2020 included a $33 million tax expense from the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the “2021 Dutch Tax Plan.” The effective tax rate on a non-GAAP basis for these periods exclude these amounts. The effective tax rate on a non-GAAP basis for the fourth quarter of 2021 was (33.2)% as compared to (717.6)% in the prior year period. Included in the effective tax rate on a non-GAAP basis for the fourth quarter of 2021 was a discrete tax benefit related to the resolution of uncertain tax positions. The effective tax rate on a non-GAAP basis in the prior year period included a tax expense in connection with an unfavorable settlement of a multi-year tax audit from an international jurisdiction.

Full Year 2021 Consolidated Results:
Revenue for 2021 increased 28% to $9.155 billion (increased 26% on a constant currency basis) compared to 2020. The revenue increase compared to 2020 reflects:

•A 29% increase (27% increase on a constant currency basis) in the Tommy Hilfiger business compared to 2020, including a 32% increase (29% increase on a constant currency basis) in Tommy Hilfiger International revenue and a 22% increase in Tommy Hilfiger North America revenue.
•A 39% increase (36% increase on a constant currency basis) in the Calvin Klein business compared to 2020, including a 39% increase (36% increase on a constant currency basis) in Calvin Klein International revenue and a 38% increase in Calvin Klein North America revenue.
•An 8% decrease in the Heritage Brands business compared to 2020, which included a 27% decrease resulting from the sale of the Company’s Speedo North America business in April 2020, the Heritage Brands transaction, and the exit from the Heritage Brands Retail business.

Earnings per share on a GAAP basis was $13.25 for 2021 compared to a loss per share of $(15.96) in 2020. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. Earnings per share and loss per share on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings per share on a non-GAAP basis was $10.15 for 2021 compared to a loss per share of $(1.97) in 2020.

Earnings before interest and taxes on a GAAP basis for 2021 was $1.077 billion compared to a loss before interest and taxes of $(1.072) billion in 2020. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. Earnings before interest and taxes and loss before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for 2021 was $983 million compared to a loss before interest and taxes of $(37) million in 2020.

Net interest expense on a GAAP basis decreased to $104 million from $121 million in 2020. Included in net interest expense for 2020 was a $5 million expense resulting from the remeasurement of the mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition. Net interest expense on a non-GAAP basis for 2020 excludes this amount. Net interest expense of $104 million on a GAAP basis (there were no non-GAAP exclusions in 2021) is a decrease from $116 million on a non-GAAP basis in 2020.

The effective tax rate on a GAAP basis for 2021 was 2.1% as compared to 4.7% in 2020. The effective tax rate on a non-GAAP basis for 2021 was 17.1% as compared to 7.9% in 2020.

Stock Repurchase Program:
The Company repurchased approximately 3.3 million shares of its common stock for $350 million during 2021 ($1.8 billion since inception) under the $2.0 billion stock repurchase program authorized by the Board of Directors through June 3, 2023.

2022 Outlook:

The Company is providing its 2022 outlook despite the significant uncertainty due to the war in Ukraine and its broader macroeconomic implications, inflationary pressures globally, as well as the continued uncertainty due to the COVID-19 pandemic. In addition, supply chain and logistics disruptions globally have resulted in and are expected to continue to result in delivery delays to wholesale customers and delayed inventory availability for the Company’s stores and digital commerce businesses. The Company’s outlook assumes no material worsening of current conditions. The Company’s 2022 results could differ materially from its current outlook.

Full Year Guidance
Revenue in 2022 is projected to increase 2% to 3% (increase 6% to 7% on a constant currency basis) as compared to 2021, which reflects (i) a 2% reduction resulting from the Heritage Brands transaction and the exit from the Heritage Brands Retail business and (ii) a 2% reduction resulting from the Company’s decision to temporarily close its stores and pause commercial activities in Russia and Belarus, as well as a reduction in wholesale shipments to Ukraine as a result of the war.

The Company currently projects that 2022 operating margin will be approximately 10%.

The Company currently projects that 2022 earnings per share will be approximately $9.00 compared to $13.25 on a GAAP basis and $10.15 on a non-GAAP basis in 2021. The Company currently expects that 2022 earnings per share will be negatively impacted by (i) approximately $0.70 per share related to foreign currency translation, primarily due to the stronger U.S. dollar against the euro and (ii) approximately $0.65 per share related to the temporary closure of the Company’s stores and pause of commercial activities in Russia and Belarus, as well as the reduction in wholesale shipments to Ukraine resulting from the war.

Net interest expense in 2022 is projected to decrease to approximately $90 million compared to $104 million in 2021 primarily due to the impact of voluntary debt repayments made in 2021.

The Company estimates that the 2022 effective tax rate will increase as compared to 2021 and will be in a range of 29% to 30%.

First Quarter Guidance
Revenue in the first quarter of 2022 is projected to be relatively flat (increase approximately 4% on a constant currency basis) compared to the prior year period, reflecting (i) a 5% reduction resulting from the Heritage Brands transaction and the exit from the Heritage Brands Retail business and (ii) a 1% reduction resulting from the Company’s decision to temporarily close its stores and pause commercial activities in Russia and Belarus, as well as a reduction in wholesale shipments to Ukraine as a result of the war.

The Company currently projects that first quarter 2022 earnings per share will be in a range of $1.55 to $1.60 compared to $1.38 on a GAAP basis and $1.92 on a non-GAAP basis in the prior year period. The first quarter 2022 earnings per share projection includes the estimated negative impacts of (i) approximately $0.20 per share related to foreign currency translation, primarily due to the stronger U.S. dollar against the euro and (ii) approximately $0.15 per share related to the temporary closure of the Company’s stores and pause of commercial activities in Russia and Belarus, as well as the reduction in wholesale shipments to Ukraine resulting from the war.

Net interest expense in the first quarter of 2022 is projected to decrease to approximately $23 million compared to $29 million in the prior year period primarily due to the impact of voluntary debt repayments made in 2021.

The Company estimates that the first quarter 2022 effective tax rate will be in a range of 29% to 30%.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:
•Pre-tax costs of $48 million incurred in 2021 in connection with actions announced in March 2021 to streamline the Company’s organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures, consisting of noncash asset impairments, severance, and contract termination and other costs, of which $43 million was incurred in the first quarter, $2 million was incurred in the second quarter, and $2 million was incurred in the third quarter.
•Pre-tax costs of $21 million incurred in 2021 in connection with the exit from the Heritage Brands Retail business announced in July 2020 that was substantially completed in the second quarter of 2021, consisting of severance and other termination benefits, accelerated amortization of lease assets and contract termination and other costs, of which $8 million was incurred in the first quarter and $13 million was incurred in the second quarter.
•Pre-tax net gain of $113 million recorded in the third quarter of 2021 in connection with the sale of certain intellectual property and other assets of the Company’s Heritage Brands business that closed on the first day of the third quarter of 2021 (the “Heritage Brands transaction”), which includes a gain on the sale, less costs to sell, a net gain on the Company’s retirement plans associated with the transaction, and severance costs.
•Pre-tax gain of $49 million recorded in the fourth quarter of 2021 related to the recognized actuarial gain on retirement plans.
•One-time discrete tax benefits of $152 million recorded in the fourth quarter of 2021 principally resulting from a tax accounting method change made in conjunction with the Company’s 2020 U.S. federal income tax return.
•Pre-tax noncash impairment charges of $1.021 billion recorded in 2020, primarily resulting from the impact of the COVID-19 pandemic on the Company’s business, including $933 million related to goodwill and other intangible assets, $75 million related to store assets, and $12 million related to an equity method investment, of which $962 million was recorded in the first quarter and $59 million was recorded in the fourth quarter.
•Pre-tax costs of $7 million incurred in the first quarter of 2020 in connection with a consolidation within the Company’s warehouse and distribution network in North America.
•Pre-tax noncash net loss of $3 million recorded in the first quarter of 2020 related to the April 2020 sale of the Company’s Speedo North America business to Pentland Group PLC, the parent company of the Speedo brand (the “Speedo transaction”) and the resulting deconsolidation of the net assets of the Speedo North America business.
•Pre-tax expense of $5 million recorded in 2020 resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Company’s acquisition of the approximately 78% interest in Gazal Corporation Limited that it did not already own (the “Australia acquisition”), of which $4 million of income was recorded in the first quarter, $5 million of expense was recorded in the second quarter, $1 million of expense was recorded in the third quarter and $3 million of expense was recorded in the fourth quarter.
•Pre-tax costs of $40 million incurred in 2020 related to the reduction in the Company’s North America office workforce announced in July 2020 (the “North America workforce reduction”), primarily consisting of severance, of which $38 million was recorded in the second quarter and $1 million was recorded in the third quarter.
•Pre-tax costs of $29 million incurred in 2020 in connection with exiting the Heritage Brands Retail business, consisting of $15 million of severance, $7 million of noncash asset impairments and $7 million of accelerated amortization of lease assets and other costs, of which $12 million was incurred in the second quarter, $9 million was incurred in the third quarter and $8 million was incurred in the fourth quarter.
•Pre-tax gain of $65 million recorded in the fourth quarter of 2020 related to the recognized actuarial gain on retirement plans.
•Discrete tax expense of $33 million recorded in the fourth quarter of 2020 related to the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the enactment of legislation in the Netherlands known as the “2021 Dutch Tax Plan,” which became effective on January 1, 2021.
•Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s GAAP results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP.

The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 9 and the sections entitled “Reconciliations of 2021 Constant Currency Revenue” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

Contact:       Dana Perlman
(212) 381-3502
investorrelations@pvh.com

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its fourth quarter earnings release is scheduled for Wednesday, March 30, 2022 at 9:00 a.m. EDT. Please log on to the Company’s web site at www.PVH.com and go to the Events page included in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.PVH.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 3470161. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue, earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s ability to realize anticipated benefits and savings from divestitures, restructurings and similar plans, such as the workforce reductions in North America and certain international markets, the reductions in its office and store real estate footprint, and the Company’s sale of certain intellectual property and other assets of, and exiting from, its Heritage Brands business to focus on its Calvin Klein and Tommy Hilfiger businesses, all as previously announced; (iii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iv) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores and its directly operated digital commerce sites, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy (including inflationary pressures like those currently being seen globally), fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors, consumer sentiment and other factors; (v) the Company’s ability to manage its growth and inventory; (vi) quota restrictions, the imposition of safeguard controls and the imposition of new or increased duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (vii) the availability and cost of raw materials; (viii) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (ix) the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in (or containing raw materials or components from) certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Patrol; (x) changes in available factory and shipping capacity, wage and shipping cost escalation, and store closures in any of the countries where the Company’s or its licensees’ or wholesale customers’ or other business partners’ stores are located or products are sold or produced or are planned to be sold or produced, as a result of civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability, such as the current war in Ukraine that has led to temporary cessation of the Company’s business and those of many business partners in Ukraine, Russia and Belarus; (xi) disease epidemics and health-related concerns, such as the ongoing COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, has resulted in some of the following) supply-chain disruptions due to closed factories, reduced workforces and production capacity, shipping delays, container and trucker shortages, port congestion and other logistics problems, closed stores, reduced consumer traffic and purchasing, or governments implement mandatory business closures, travel restrictions or the like, and market or other changes that could result (or, with respect to the COVID-19 pandemic, could continue to result) in shortages of inventory available to be delivered to the Company’s stores and customers, order cancellations and lost sales, as well as in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (xii) actions taken towards sustainability and social and environmental responsibility as part of the Company’s sustainability and social and environmental strategy, may not be achieved or may be perceived to be disingenuous, which could diminish consumer trust in the Company’s brands, as well as the Company’s brands value; (xiii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xiv) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xv) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xvi) the impact of new and revised tax legislation and regulations; and (xvii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information following this Safe Harbor Statement, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Statements of Operations
(In millions, except per share data)

	Quarter Ended		Year Ended
	1/30/22	1/31/21	1/30/22	1/31/21

Net sales	$2,313.7	$1,996.0	$8,723.7	$6,798.7
Royalty revenue	92.1	74.7	340.1	260.4
Advertising and other revenue	23.9	19.1	90.9	73.5
Total revenue	$2,429.7	$2,089.8	$9,154.7	$7,132.6

Gross profit on net sales	$1,300.3	$1,032.5	$4,893.1	$3,442.9
Gross profit on royalty, advertising and other revenue	116.0	93.8	431.0	333.9
Total gross profit	1,416.3	1,126.3	5,324.1	3,776.8

Selling, general and administrative expenses	1,255.2	1,173.7	4,453.9	3,983.2

Goodwill and other intangible asset impairments				933.5

Non-service related pension and postretirement income	(52.6)	(68.0)	(64.1)	(75.9)

Other (gain) loss, net			(118.9)	3.1

Equity in net income (loss) of unconsolidated affiliates	9.6	5.7	23.7	(4.6)

Earnings (loss) before interest and taxes	223.3	26.3	1,076.9	(1,071.7)

Interest expense, net	23.9	34.5	104.2	121.3

Pre-tax income (loss)	199.4	(8.2)	972.7	(1,193.0)

Income tax (benefit) expense	(191.4)	49.9	20.7	(55.5)

Net income (loss)	390.8	(58.1)	952.0	(1,137.5)

Less: Net loss attributable to redeemable non-controlling interest (1)		(0.4)	(0.3)	(1.4)

Net income (loss) attributable to PVH Corp.	$390.8	$(57.7)	$952.3	$(1,136.1)

Diluted net income (loss) per common share attributable to PVH Corp. (2)	$5.53	$(0.81)	$13.25	$(15.96)

	Quarter Ended		Year Ended
	1/30/22	1/31/21	1/30/22	1/31/21

Depreciation and amortization expense	$80.1	$85.6	$313.3	$325.8

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)    The Company and Arvind Limited had a joint venture in Ethiopia in which the Company owned a 75% interest until May 31, 2021. The Company, since May 31, 2021, managed and effectively owned all economic interests in the joint venture. The Company closed in the fourth quarter of 2021 the manufacturing facility that was the joint venture’s sole operation.

(2)    Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income (loss) per common share to diluted net income (loss) per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures

The Company believes it is useful to investors to present its results for the periods ended January 30, 2022 and January 31, 2021 on a non-GAAP basis by excluding (i) the recognized actuarial gains on retirement plans in the fourth quarters of 2021 and 2020; (ii) the costs incurred in the first, second and third quarters of 2021 in connection with actions announced in March 2021 to streamline the Company’s organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures, consisting of noncash asset impairments, severance, and contract termination and other costs; (iii) the costs incurred in the first and second quarters of 2021 and the second, third and fourth quarters of 2020 related to exiting the Heritage Brands Retail business, consisting of severance and other termination benefits, accelerated amortization of lease assets, contract termination and other costs, and noncash asset impairments; (iv) the gain recorded in the third quarter of 2021 in connection with the sale of certain intellectual property and other assets of the Company’s Heritage Brands business that closed on the first day of the third quarter of 2021 (the “Heritage Brands transaction”), which includes a gain on the sale, less costs to sell, and a net gain on the Company’s retirement plans associated with the transaction; (v) the costs incurred in the third quarter of 2021 in connection with the Heritage Brands transaction, consisting of severance; (vi) the income (expense) recorded in the first, second, third and fourth quarters of 2020 resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the acquisition of the approximately 78% interest in Gazal Corporation Limited that the Company did not already own (the “Australia acquisition”); (vii) the noncash impairment charges recorded in the first quarter of 2020 related to store assets as a result of the significant negative impacts of the COVID-19 pandemic on the Company's business, consisting of property, plant and equipment, and the noncash impairment charges recorded in the fourth quarter of 2020 related to store assets, consisting of lease assets and property, plant and equipment, as a result of the continued negative impacts of the pandemic and the impact of the shift in consumer buying trends from brick and mortar stores to digital channels; (viii) the noncash impairment charges recorded in the first quarter of 2020 related to goodwill, tradenames, and other intangible assets, as well as an equity method investment, as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (ix) the noncash net loss recorded in the first quarter of 2020 related to the sale of the Speedo North America business in April 2020 (the “Speedo transaction”) and the resulting deconsolidation of the net assets of the business; (x) the costs incurred in the first quarter of 2020 in connection with the consolidation within the Company’s warehouse and distribution network in North America; (xi) the costs incurred in the second and third quarters of 2020 in connection with the reduction in the North America office workforce announced in July 2020 (the “North America workforce reduction”), primarily consisting of severance; (xii) the tax effects associated with the foregoing pre-tax items; (xiii) the one-time discrete tax benefits recorded in the fourth quarter of 2021 principally resulting from a tax accounting method change made in conjunction with the Company’s 2020 U.S. federal income tax return; and (xiv) the discrete tax expense recorded in the fourth quarter of 2020 related to the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the enactment of legislation in the Netherlands known as the “2021 Dutch Tax Plan,” which became effective on January 1, 2021. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

PVH CORP.
Non-GAAP Measures (continued)
(In millions, except per share data)

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 9 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Year Ended
	1/30/22	1/31/21	1/30/22	1/31/21

Non-GAAP Measures
Selling, general and administrative expenses (1)		$1,107.0	$4,379.7	$3,836.0
Goodwill and other intangible asset impairments (2)				—
Non-service related pension and postretirement income (3)	(3.9)	(3.5)	(15.4)	(14.4)
Other (gain) loss, net (4)			—	—
Equity in net income of unconsolidated affiliates (5)				7.7
Earnings (loss) before interest and taxes (6)	174.6	28.5	983.5	(37.1)
Interest expense, net (7)		31.9		116.4
Income tax (benefit) expense (8)	(50.0)	24.4	150.5	(12.2)
Net income (loss) attributable to PVH Corp. (9)	200.7	(27.4)	729.1	(139.9)
Diluted net income (loss) per common share attributable to PVH Corp. (10)	$2.84	$(0.38)	$10.15	$(1.97)

(1) Please see Table 3 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(2) Please see Table 4 for the reconciliation of GAAP goodwill and other intangible asset impairments to goodwill and other intangible asset impairments on a non-GAAP basis.
(3) Please see Table 5 for the reconciliations of GAAP non-service related pension and postretirement income to non-service related pension and postretirement income on a non-GAAP basis.
(4) Please see Table 6 for the reconciliations of GAAP other (gain) loss, net to other (gain) loss, net on a non-GAAP basis.
(5) Please see Table 7 for the reconciliation of GAAP equity in net loss of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis.
(6) Please see Table 2 for the reconciliations of GAAP earnings (loss) before interest and taxes to earnings (loss) before interest and taxes on a non-GAAP basis.
(7) Please see Table 8 for the reconciliations of GAAP interest expense, net to interest expense, net on a non-GAAP basis.
(8) Please see Table 9 for the reconciliations of GAAP income tax (benefit) expense to income tax (benefit) expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(9) Please see Table 1 for the reconciliations of GAAP net income (loss) to net income (loss) on a non-GAAP basis.
(10) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income (loss) per common share to diluted net income (loss) per common share on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income (loss) to net income (loss) on a non-GAAP basis

	Quarter Ended		Year Ended
	1/30/22	1/31/21	1/30/22	1/31/21

Net income (loss) attributable to PVH Corp.	$390.8	$(57.7)	$952.3	$(1,136.1)

Diluted net income (loss) per common share attributable to PVH Corp.(1)	$5.53	$(0.81)	$13.25	$(15.96)

Pre-tax items excluded:

SG&A expenses associated with store asset impairments		58.7		74.7

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America				6.8

SG&A expenses associated with actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint			47.6

SG&A expenses associated with the North America workforce reduction				36.7

SG&A expenses associated with exiting the Heritage Brands Retail business		8.0	21.1	29.0

SG&A expenses associated with the Heritage Brands transaction			5.5

Goodwill and other intangible asset impairments				933.5

Special termination benefits expense associated with the North America workforce reduction (recorded in non-service related pension and postretirement income)				3.0

Actuarial gain on retirement plans (recorded in non-service related pension and postretirement income)	(48.7)	(64.5)	(48.7)	(64.5)

Gain in connection with the Heritage Brands transaction (recorded in other (gain) loss, net)			(118.9)

Noncash net loss related to the Speedo transaction (recorded in other (gain) loss, net)				3.1

Impairment of an equity method investment (recorded in equity in net income (loss) of unconsolidated affiliates)				12.3

Expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest in connection with the Australia acquisition (recorded in interest expense, net)		2.6		4.9

Tax effects of the pre-tax items above (2)	10.7	(7.6)	22.3	(76.4)

One-time discrete tax benefits principally resulting from a tax accounting method change made in conjunction with the Company’s 2020 U.S. federal income tax return	(152.1)		(152.1)

Discrete tax expense related to the remeasurement of certain net deferred tax liabilities in connection with the 2021 Dutch Tax Plan		33.1		33.1

Net income (loss) on a non-GAAP basis attributable to PVH Corp.	$200.7	$(27.4)	$729.1	$(139.9)

Diluted net income (loss) per common share on a non-GAAP basis attributable to PVH Corp.(1)	$2.84	$(0.38)	$10.15	$(1.97)

(1) Please see Note A in Notes to the Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income (loss) per common share to diluted net income (loss) per common share on a non-GAAP basis.

(2) Please see Table 9 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 2 - Reconciliations of GAAP earnings (loss) before interest and taxes to earnings (loss) before interest and taxes on a non-GAAP basis

	Quarter Ended		Year Ended
	1/30/22	1/31/21	1/30/22	1/31/21

Earnings (loss) before interest and taxes	$223.3	$26.3	$1,076.9	$(1,071.7)

Items excluded:

SG&A expenses associated with store asset impairments		58.7		74.7

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America				6.8

SG&A expenses associated with actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint			47.6

SG&A expenses associated with the North America workforce reduction				36.7

SG&A expenses associated with exiting the Heritage Brands Retail business		8.0	21.1	29.0

SG&A expenses associated with the Heritage Brands transaction			5.5

Goodwill and other intangible asset impairments				933.5

Special termination benefits expense associated with the North America workforce reduction (recorded in non-service related pension and postretirement income)				3.0

Actuarial gain on retirement plans (recorded in non-service related pension and postretirement income)	(48.7)	(64.5)	(48.7)	(64.5)

Gain in connection with the Heritage Brands transaction (recorded in other (gain) loss, net)			(118.9)

Noncash net loss related to the Speedo transaction (recorded in other (gain) loss, net)				3.1

Impairment of an equity method investment (recorded in equity in net income (loss) of unconsolidated affiliates)				12.3

Earnings (loss) before interest and taxes on a non-GAAP basis	$174.6	$28.5	$983.5	$(37.1)

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 3 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended	Year Ended
	1/31/21	1/30/22	1/31/21

SG&A expenses	$1,173.7	$4,453.9	$3,983.2

Items excluded:

Expenses associated with store asset impairments	(58.7)		(74.7)

Expenses associated with the consolidation within the Company’s warehouse and distribution network in North America			(6.8)

Expenses associated with actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint		(47.6)

Expenses associated with the North America workforce reduction			(36.7)

Expenses associated with exiting the Heritage Brands Retail business	(8.0)	(21.1)	(29.0)

Expenses associated with the Heritage Brands transaction		(5.5)

SG&A expenses on a non-GAAP basis	$1,107.0	$4,379.7	$3,836.0

Table 4 - Reconciliation of GAAP goodwill and other intangible asset impairments to goodwill and other intangible asset impairments on a non-GAAP basis

Year Ended
1/31/21

Goodwill and other intangible asset impairments	$933.5

Item excluded:

Goodwill and other intangible asset impairments	(933.5)

Goodwill and other intangible asset impairments on a non-GAAP basis	$—

Table 5 - Reconciliations of GAAP non-service related pension and postretirement income to non-service related pension and postretirement income on a non-GAAP basis

	Quarter Ended		Year Ended
	1/30/22	1/31/21	1/30/22	1/31/21

Non-service related pension and postretirement income	$(52.6)	$(68.0)	$(64.1)	$(75.9)

Items excluded:

Special termination benefits expense associated with the North America workforce reduction				(3.0)

Actuarial gain on retirement plans	48.7	64.5	48.7	64.5

Non-service related pension and postretirement income on a non-GAAP basis	$(3.9)	$(3.5)	$(15.4)	$(14.4)

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 6 - Reconciliations of GAAP other (gain) loss, net to other (gain) loss, net on a non-GAAP basis

	Year Ended
	1/30/22	1/31/21

Other (gain) loss, net	$(118.9)	$3.1

Items excluded:

Gain in connection with the Heritage Brands transaction	118.9

Noncash net loss related to the Speedo transaction		(3.1)

Other (gain) loss, net on a non-GAAP basis	$—	$—

Table 7 - Reconciliation of GAAP equity in net loss of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis

Year Ended
1/31/21

Equity in net loss of unconsolidated affiliates	$(4.6)

Item excluded:

Impairment of an equity method investment	12.3

Equity in net income of unconsolidated affiliates on a non-GAAP basis	$7.7

Table 8 - Reconciliations of GAAP interest expense, net to interest expense, net on a non-GAAP basis

	Quarter Ended	Year Ended
	1/31/21	1/31/21

Interest expense, net	$34.5	$121.3

Item excluded:

Expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest in connection with the Australia acquisition	(2.6)	(4.9)

Interest expense, net on a non-GAAP basis	$31.9	$116.4

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 9 - Reconciliations of GAAP income tax (benefit) expense to income tax (benefit) expense on a non-GAAP basis

	Quarter Ended		Year Ended
	1/30/22	1/31/21	1/30/22	1/31/21

Income tax (benefit) expense	$(191.4)	$49.9	$20.7	$(55.5)

Items excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	(10.7)	7.6	(22.3)	76.4

One-time discrete tax benefits principally resulting from a tax accounting method change made in conjunction with the Company’s 2020 U.S. federal income tax return	152.1		152.1

Discrete tax expense related to the remeasurement of certain net deferred tax liabilities in connection with the 2021 Dutch Tax Plan		(33.1)		(33.1)

Income tax (benefit) expense on a non-GAAP basis	$(50.0)	$24.4	$150.5	$(12.2)

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Notes to Consolidated GAAP Statements of Operations
(In millions, except per share data)

A.    The Company computed its diluted net income (loss) per common share as follows:

	Quarter Ended			Quarter Ended
	1/30/22			1/31/21
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net income (loss) attributable to PVH Corp.	$390.8	$190.1	$200.7	$(57.7)	$(30.3)	$(27.4)

Weighted average common shares	69.6		69.6	71.1		71.1
Weighted average dilutive securities	1.0		1.0	—		—
Total shares	70.6		70.6	71.1		71.1

Diluted net income (loss) per common share attributable to PVH Corp. (3)	$5.53		$2.84	$(0.81)		$(0.38)

	Year Ended			Year Ended
	1/30/22			1/31/21
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net income (loss) attributable to PVH Corp.	$952.3	$223.2	$729.1	$(1,136.1)	$(996.2)	$(139.9)

Weighted average common shares	70.8		70.8	71.2		71.2
Weighted average dilutive securities	1.1		1.1	—		—
Total shares	71.9		71.9	71.2		71.2

Diluted net income (loss) per common share attributable to PVH Corp. (3)	$13.25		$10.15	$(15.96)		$(1.97)

(1) Represents the impact on net income in the periods ended January 30, 2022 from the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the costs related to actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint; (iii) the costs related to exiting the Heritage Brands Retail business; (iv) the gain recorded in connection with the Heritage Brands transaction; (v) the costs related to the Heritage Brands transaction; (vi) the tax effects associated with the foregoing pre-tax items; and (vii) the one-time discrete tax benefits principally resulting from a tax accounting method change made in conjunction with the Company’s 2020 U.S. federal income tax return. Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net loss in the periods ended January 31, 2021 from the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition; (iii) the noncash impairment charges related to goodwill, tradenames, and other intangible assets, store assets, and an equity method investment, primarily as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (iv) the noncash net loss related to the Speedo transaction; (v) the costs in connection with the consolidation within the Company’s warehouse and distribution network in North America; (vi) the costs in connection with the North America workforce reduction; (vii) the costs related to exiting the Heritage Brands Retail business; (viii) the tax effects associated with the foregoing pre-tax items; and (ix) the discrete tax expense related to the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the 2021 Dutch Tax Plan. Please see Table 1 for the reconciliation of GAAP net loss to net loss on a non-GAAP basis.

(3) Diluted net loss per common share attributable to PVH Corp. for the quarter and year ended January 31, 2021 excluded all potentially dilutive securities because there was a net loss attributable to PVH Corp. for the respective periods and, as such, the inclusion of these securities would have been anti-dilutive.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	1/30/22	1/31/21
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,242.5	$1,651.4
Receivables	765.3	666.6
Inventories	1,348.5	1,417.1
Other	297.4	208.6
Total Current Assets	3,653.7	3,943.7
Property, Plant and Equipment	906.1	942.7
Operating Lease Right-of-Use Assets	1,349.0	1,564.8
Goodwill and Other Intangible Assets	6,135.9	6,472.5
Other Assets	352.1	369.8
	$12,396.8	$13,293.5

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$2,366.5	$2,119.9
Current Portion of Operating Lease Liabilities	375.4	421.4
Short-Term Borrowings	10.8	—
Current Portion of Long-Term Debt	34.8	41.1
Other Liabilities	788.5	1,039.8
Long-Term Portion of Operating Lease Liabilities	1,214.4	1,430.7
Long-Term Debt	2,317.6	3,513.7
Redeemable Non-Controlling Interest	—	(3.4)
Stockholders’ Equity	5,288.8	4,730.3
	$12,396.8	$13,293.5

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	1/30/22	1/31/21
Tommy Hilfiger North America
Net sales	$338.2	$296.3
Royalty revenue	20.8	16.2
Advertising and other revenue	4.9	5.4
Total	363.9	317.9

Tommy Hilfiger International
Net sales	914.5	764.6
Royalty revenue	14.3	12.6
Advertising and other revenue	4.1	1.3
Total	932.9	778.5

Total Tommy Hilfiger
Net sales	1,252.7	1,060.9
Royalty revenue	35.1	28.8
Advertising and other revenue	9.0	6.7
Total	1,296.8	1,096.4

Calvin Klein North America
Net sales	320.4	250.3
Royalty revenue	42.6	27.0
Advertising and other revenue	12.0	7.1
Total	375.0	284.4

Calvin Klein International
Net sales	599.6	477.9
Royalty revenue	14.3	14.6
Advertising and other revenue	2.7	4.3
Total	616.6	496.8

Total Calvin Klein
Net sales	920.0	728.2
Royalty revenue	56.9	41.6
Advertising and other revenue	14.7	11.4
Total	991.6	781.2

Heritage Brands Wholesale
Net sales	141.0	165.3
Royalty revenue	0.1	3.5
Advertising and other revenue	0.2	0.9
Total	141.3	169.7

Heritage Brands Retail
Net sales	—	41.6
Royalty revenue	—	0.8
Advertising and other revenue	—	0.1
Total	—	42.5

Total Heritage Brands
Net sales	141.0	206.9
Royalty revenue	0.1	4.3
Advertising and other revenue	0.2	1.0
Total	141.3	212.2

Total Revenue
Net sales	2,313.7	1,996.0
Royalty revenue	92.1	74.7
Advertising and other revenue	23.9	19.1
Total	$2,429.7	$2,089.8

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS (LOSS) BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	1/30/22			1/31/21
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments (1)	Results	GAAP	Adjustments (2)	Results

Tommy Hilfiger North America	$2.8	$—	$2.8	$(10.2)	$(1.9)	$(8.3)

Tommy Hilfiger International	143.5	—	143.5	57.4	(26.9)	84.3

Total Tommy Hilfiger	146.3	—	146.3	47.2	(28.8)	76.0

Calvin Klein North America	18.6	—	18.6	(21.0)	(11.0)	(10.0)

Calvin Klein International	71.4	—	71.4	23.0	(18.9)	41.9

Total Calvin Klein	90.0	—	90.0	2.0	(29.9)	31.9

Heritage Brands Wholesale	0.8	—	0.8	(15.6)	—	(15.6)

Heritage Brands Retail	—	—	—	(21.2)	(8.0)	(13.2)

Total Heritage Brands	0.8	—	0.8	(36.8)	(8.0)	(28.8)

Corporate	(13.8)	48.7	(62.5)	13.9	64.5	(50.6)

Total earnings before interest and taxes	$223.3	$48.7	$174.6	$26.3	$(2.2)	$28.5

(1) The adjustment for the quarter ended January 30, 2022 represents the elimination of the recognized actuarial gain on retirement plans.

(2) The adjustments for the quarter ended January 31, 2021 represent the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the noncash impairment charges related to store assets as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business and the impact of a shift in consumer buying trends from brick and mortar stores to digital channels; and (iii) the costs related to exiting the Heritage Brands Retail business.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Year Ended	Year Ended
	1/30/22	1/31/21
Tommy Hilfiger North America
Net sales	$1,086.0	$901.2
Royalty revenue	79.0	53.7
Advertising and other revenue	19.8	13.9
Total	1,184.8	968.8

Tommy Hilfiger International
Net sales	3,446.6	2,615.6
Royalty revenue	56.8	40.1
Advertising and other revenue	15.5	11.9
Total	3,518.9	2,667.6

Total Tommy Hilfiger
Net sales	4,532.6	3,516.8
Royalty revenue	135.8	93.8
Advertising and other revenue	35.3	25.8
Total	4,703.7	3,636.4

Calvin Klein North America
Net sales	1,129.5	826.8
Royalty revenue	145.6	99.8
Advertising and other revenue	46.6	29.0
Total	1,321.7	955.6

Calvin Klein International
Net sales	2,283.1	1,614.6
Royalty revenue	48.3	52.2
Advertising and other revenue	7.2	15.9
Total	2,338.6	1,682.7

Total Calvin Klein
Net sales	3,412.6	2,441.4
Royalty revenue	193.9	152.0
Advertising and other revenue	53.8	44.9
Total	3,660.3	2,638.3

Heritage Brands Wholesale
Net sales	702.9	703.1
Royalty revenue	10.4	12.3
Advertising and other revenue	1.8	2.5
Total	715.1	717.9

Heritage Brands Retail
Net sales	75.6	137.4
Royalty revenue	—	2.3
Advertising and other revenue	—	0.3
Total	75.6	140.0

Total Heritage Brands
Net sales	778.5	840.5
Royalty revenue	10.4	14.6
Advertising and other revenue	1.8	2.8
Total	790.7	857.9

Total Revenue
Net sales	8,723.7	6,798.7
Royalty revenue	340.1	260.4
Advertising and other revenue	90.9	73.5
Total	$9,154.7	$7,132.6

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS (LOSS) BEFORE INTEREST AND TAXES BY SEGMENT

	Year Ended			Year Ended
	1/30/22			1/31/21
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments (1)	Results	GAAP	Adjustments (2)	Results

Tommy Hilfiger North America	$21.2	$(1.7)	$22.9	$(130.5)	$(16.9)	$(113.6)

Tommy Hilfiger International	654.2	(8.9)	663.1	259.5	(30.0)	289.5

Total Tommy Hilfiger	675.4	(10.6)	686.0	129.0	(46.9)	175.9

Calvin Klein North America	78.0	(2.1)	80.1	(384.5)	(314.6)	(69.9)

Calvin Klein International	377.6	(6.4)	384.0	(280.0)	(414.7)	134.7

Total Calvin Klein	455.6	(8.5)	464.1	(664.5)	(729.3)	64.8

Heritage Brands Wholesale	160.9	113.4	47.5	(312.5)	(265.2)	(47.3)

Heritage Brands Retail	(33.9)	(21.1)	(12.8)	(93.4)	(32.8)	(60.6)

Total Heritage Brands	127.0	92.3	34.7	(405.9)	(298.0)	(107.9)

Corporate	(181.1)	20.2	(201.3)	(130.3)	39.6	(169.9)

Total earnings (loss) before interest and taxes	$1,076.9	$93.4	$983.5	$(1,071.7)	$(1,034.6)	$(37.1)

(1) The adjustments for the year ended January 30, 2022 represent the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the costs related to actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint; (iii) the costs related to exiting the Heritage Brands Retail business; (iv) the gain recorded in connection with the Heritage Brands transaction; and (v) the costs related to the Heritage Brands transaction.

(2) The adjustments for the year ended January 31, 2021 represent the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the noncash impairment charges related to goodwill, tradenames, and other intangible assets, store assets, and an equity method investment, primarily as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (iii) the noncash loss related to the Speedo transaction; (iv) the costs in connection with the consolidation within the Company’s warehouse and distribution network in North America; (v) the costs related to the North America workforce reduction; and (vi) the costs related to exiting the Heritage Brands Retail business.

PVH CORP.
Reconciliations of 2021 Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Negative Impact of Foreign Exchange	Constant Currency
	1/30/22	1/31/21

Tommy Hilfiger International	$932.9	$778.5	19.8%	(6.6)%	26.4%
Total Tommy Hilfiger	1,296.8	1,096.4	18.3%	(4.6)%	22.9%

Calvin Klein International	616.6	496.8	24.1%	(5.5)%	29.6%
Total Calvin Klein	991.6	781.2	26.9%	(3.4)%	30.3%

Total Revenue	$2,429.7	$2,089.8	16.3%	(3.7)%	20.0%

	GAAP Revenue		% Change
	Year Ended		GAAP	Positive Impact of Foreign Exchange	Constant Currency
	1/30/22	1/31/21

Tommy Hilfiger International	$3,518.9	$2,667.6	31.9%	2.4%	29.5%
Total Tommy Hilfiger	4,703.7	3,636.4	29.4%	2.1%	27.3%

Calvin Klein International	2,338.6	1,682.7	39.0%	3.2%	35.8%
Total Calvin Klein	3,660.3	2,638.3	38.7%	2.3%	36.4%

Total Revenue	$9,154.7	$7,132.6	28.4%	2.0%	26.4%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

Reconciliations of 2022 Constant Currency Revenue
	Full Year 2022 (Estimated)	First Quarter 2022 (Estimated)

GAAP revenue increase	2% to 3%	—%
Negative impact of foreign exchange	(4)%	(4)%
Non-GAAP revenue increase on a constant currency basis	6% to 7%	4%

Please refer to the section entitled “Reconciliations of 2021 Constant Currency Revenue” for a description of the presentation of constant currency amounts.

Reconciliation of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis
	First Quarter 2021
	(Actual)
(In millions, except per share data)	Results Under GAAP	Adjustments (1)	Non-GAAP Results

Net income attributable to PVH Corp.	$99.9	$(38.9)	$138.8
Total weighted average shares	72.4		72.4

Diluted net income per common share attributable to PVH Corp.	$1.38		$1.92

(1) Represents the impact on net income in the quarter ended May 2, 2021 from the elimination of (i) $43.3 million of costs related to actions announced in March 2021 to streamline the Company’s organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures, consisting of noncash asset impairments, severance and contract termination and other costs; (ii) $8.0 million of costs related to exiting the Heritage Brands Retail business, consisting of severance and other termination benefits and accelerated amortization of lease assets; and (iii) $12.4 million of net tax benefits associated with the foregoing pre-tax items.